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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12


                                COTELLIGENT, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)


          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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[COTELLIGENT LOGO]

              100 THEORY SUITE 200 IRVINE, CA 92612
                       TEL 949.823.1600   FAX 949.823.3300   WWW.COTELLIGENT.COM


                                                                  April 10, 2003

DEAR SHAREHOLDER:

    Over the past four to six months, many companies with outstanding technology and strong client relationships, like Cotelligent, have undergone downward pressure in revenue, profit, cash and stock price. Unlike your Company, however, many of these firms are running short on cash. The depressed valuations of these firms and their limited choices have created opportunities for your Company as investors, merger partners and/or acquirers. With input from investment banks and M&A firms, we have identified a number of opportunities well suited to complimenting Cotelligent's business, marketing and operating strategy. We have previously described our approach to making strategic investments so I need not repeat that at this point in time. With regard to mergers and acquisitions our profile is:

          Firms with software technology, products and services that enhance our own
          Current revenue exceeding $10 million
          Long-term relationships with customers and clients in markets that align with our expertise
          An active backlog and pipeline that reflects the ability to sustain/grow revenue
          The ability to immediately eliminate duplicate sales, general and administrative expenses
          Little to no debt on the balance sheet

    Your Company now has an outstanding platform with strong infrastructure, clean balance sheet, significant operating capital, is market driven, with an outstanding data center capable of supporting a variety of applications, and most importantly, the management know-how to build to greater scale in a tough environment. Our approach will be highly selective and to completely integrate the businesses we merge or acquire immediately, thereby realizing significant near-term cost saving. We expect this to help us to reach overall profitability relatively quickly.

    We are contemplating two to three such transactions by year-end 2003. Our aim is to expand our revenue base to between $50 million and $75 million which we have determined to be an achievable critical mass. We will spend 2004 entirely focused on refining our business activities and bringing a compelling growth story to the investor market as well as executing an aggressive selling/marketing strategy in our competitive market. While we will expect to see only modest top line growth through 2004 given the current business environment, we expect to show operating profit and positive cash flow.

    The discussions we are having with companies that fit our profile have been positive. We have found the executives of these companies realize they have limited choices and believe their investors would rather convey their stock into another company resulting in a viable future than watch their entire investment vanish or be liquidated for pennies on the dollar. While there can be no assurance as to when or whether any such acquisitions or investments will be consummated, I am encouraged by the response we have received as we have begun to execute this strategy. Your Company is aggressively working to improve its current ability to increase shareholder value and build a strong business.




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    This is a time of considerable uncertainty. During times like these, being complacent with the status quo is not an option. These times require us to be creative and seize opportunity. I am confident that the opportunity for your Company to take advantage of this market environment will enhance our ability to achieve both top line and bottom line growth in the near term. We are keenly focused on restoring the value of our shares and positioning Cotelligent for future growth.

                                          Sincerely,

                                          /s/ JAMES R. LAVELLE

                                          James R. Lavelle
                                          Chairman and CEO

SAFE HARBOR STATEMENT

    Except for historical information contained herein, the information contained in this letter includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this letter are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Of course, there can be no assurance as to when or whether any such acquisitions or investments will be consummated. Please refer to the discussion of risk factors and other factors included in Cotelligent's most recent Report on Form 10-K for the year ended December 31, 2002, and other filings made with the Securities and Exchange Commission.

ADDITIONAL INFORMATION

    Cotelligent plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the election of directors for the 2003 Annual Meeting, which will contain important information. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

    Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the Web site maintained at the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when available, from the Company by contacting Investor Relations, c/o Cotelligent, Inc, 100 Theory, Suite 200, Irvine, California 92612, or 949-823-1600.

    Each of the Company's officers and directors is deemed to be a participant in the Company's solicitation of proxies for the election of directors at the 2003 Annual Meeting. Information regarding the Company's officers and directors is contained in the Company's proxy statement, dated May 10, 2002, the Company's definitive additional materials dated May 24, 2002 and its Form 10-K for the year ended December 31, 2002, which are filed with the SEC. Additional information regarding participants in the proxy solicitation may be obtained by reading the Proxy Statement regarding the 2003 Annual Meeting when it becomes available.